Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "VALOR GOLD CORP.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF SEPTEMBER, A.D. 2013, AT 10:44 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4693634 8100

AUTHENTICATION: 0726607

131075534

DATE: 09-11-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:46 AM 09/11/2013
FILED 10:44 AM 09/11/2013
SRV 131075534 - 4693634 FILE

VALOR GOLD CORP.
AMENDMENT TO CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, being the Chief Executive Officer of VALOR GOLD CORP., a corporation existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions, were duly adopted by the sole director of the Corporation by written consent on September 11, 2013:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the sole director by the provisions of the Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, the following amendment was hereby adopted for the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation which was filed with the State of Delaware on May 17, 2012 (the "Series A Certificate of Designation").

1. Section 1 of the Series A Certificate of Designation is revised so that, as amended, said Section shall be and read as follows:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue Ten Million (10,000,000) shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock")

2. There are no other amendments to the Series A Certificate of Designation, and all of the other terms and provisions of the Series A Certificate of Designation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its Chief Executive Officer this 11th day of September, 2013.

VALOR GOLD CORP.

By: ______________________
David Rector
Chief Executive Officer